Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Annual Report on Form 10-K of Straight Path Communications Inc. of our report dated October 13, 2016 on our audit of the consolidated balance sheets of Straight Path Communications Inc. as of July 31, 2016 and 2015, and the related consolidated statements of operations, equity and cash flows for each of the years in the three-year period ended July 31, 2016.

/s/ Zwick & Banyai, PLLC

 Zwick & Banyai, PLLC

Southfield, Michigan

October 13, 2016